Exhibit 4.9

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

HUB CYBER SECURITY LTD.

AMENDED AND RESTATED

CONVERTIBLE PROMISSORY NOTE

THIS IS AN AMENDMENT TO AND RESTATEMENT OF A CONVERTIBLE PROMISSORY NOTE (the “Note”), dated as of November 22, 2024, by and between HUB Cyber Security Ltd. (the “Maker”), having an office at 2 Kaplan St., Tel Aviv 6473403, Israel, and A.G.P./Alliance Global Partners (the “Holder”), having an address at 590 Madison Ave 28th Floor, New York, NY 10022;

WHEREAS, Maker executed and delivered a Note dated as of February 28, 2023 for the benefit of Holder in the original principal amount of Five Million Two Hundred Nineteen Thousand Three Hundred Eighteen Dollars and Fifty Four Cents ($5,219,318.54) (the “Note”) (Exhibit B);

WHEREAS, Maker and Holder are parties to that certain Convertible Promissory Note dated as of February 28, 2023, by and between Maker and Holder, as amended by the Amended and Restated Agreement dated as of November 22, 2024 between such parties (the “Amended and Restated Agreement”);

WHEREAS, Maker and Holder desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note.

2. From and after the date hereof, the Principal Amount of the Note shall be Five Million Two Hundred Nineteen Thousand Three Hundred Eighteen Dollars and Fifty-Four Cents ($5,219,318.54) (the “Principal Amount”) plus applicable interest.

3. All references to the Principal Amount contained in the Note shall be deemed to refer to the Principal Amount as amended by this Agreement, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

4. Maker shall deliver to the Holder simultaneously with the execution of this Amended and Restated Note an Amended Irrevocable Transfer Agent Instruction letter in the form attached hereto as Amended Exhibit A, directing American Stock Transfer & Trust Company, LLC to issue the Holder that number of ordinary shares as called for based upon Holder’s exercise of Holder’s Conversion Rights. The Holder shall obtain a legal opinion that the Conversion shares may be resold without limitation pursuant to the Securities Act (a “No legend Opinion”). Such shares shall not bear any legend restricting the transfer of the Conversion Shares thereby and should not be subject to any stop-transfer restriction.

5. The Holder shall provide the Maker two Business Days’ notice that Holder wants to exercise its conversion rights for a specified number of shares, stating the applicable conversion price and support for the VWAP computation from Bloomberg, together with a legal opinion to the effect that the shares are not subject to resale restrictions under the Securities Act. Maker shall, within two Business Day notify the American Stock Transfer and Trust Company that the No Legend Opinion is valid, unless it is not.

6. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

FOR VALUE RECEIVED, HUB Cyber Security Ltd., a company organized under the laws of the State of Israel (“Maker” or the “Company”), promises to pay to A.G.P./Alliance Global Partners (“Holder”), or its registered assigns, in lawful money of the United States of America (i) the sum of Five Million Two Hundred Nineteen Thousand Three Hundred Eighteen Dollars and Fifty Four Cents ($5,219,318.54) (the “Principal Amount”); and (ii) interest accrued on the unpaid Principal Amount in accordance with Section 2. All Obligations (as defined below) under this convertible promissory note (the “Note”) shall be due and payable on (a) Installment Payment Dates set forth below and the Maturity Date (as defined below) of this Note; or (b) when, upon or after the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof, subject to the Agreement below. Maker and Holder may be individually referred to herein as a “Party” or collectively as the “Parties”.

The Parties agree that Holder shall be entitled to convert up to $250,000 of the outstanding amount due under the Note in each of seven 30-day periodic conversions (except as set forth in this paragraph below), on two Business Days’ notice to the Maker and the stock transfer agent, starting on or about November 22, 2024 and continuing in December 2024, and January, February, March, April and May 2025, up to the total of $1,800,000 by May 30, 2025, provided that no conversion shall be within less than 30 days of another conversion (the “Conversion Limitations”), except that the first conversion may be up to $320,000 and the final conversion in May 2025 may be up to $230,000. The conversion price for such conversions shall be the Alternative Conversion Price, subject to a minimum price of $0.40 (the “Minimum Price”)(except as set forth below). All share and dollar amounts in this Note shall be appropriately and equitably adjusted for any stock dividend, stock split, stock combination or other similar transaction. Should the Principal Amount be reduced by way of one or more cash repayments, at the election of the Maker, then the amount of permitted conversions into Conversion Shares shall be reduced dollar-for-dollar, starting with the next conversion. Automatically upon each conversion (or a repayment in cash in the same amount), the principal amount of the Note shall be reduced automatically by (i) the amount of such conversion or repayment plus (ii) by one-seventh (1/7) of the outstanding principal and accrued interest obligations under the Note that exceed $1,800,000 (the reduction pursuant to clause (ii) being referred to as “Pro Rata Reductions”). Upon the final conversion and/or repayment resulting in the aggregate conversion and/or repayment of $1,800,000, this Note shall be fully extinguished automatically. The foregoing conversion schedule shall supersede the schedule of installments set forth in Section 7 of the Note. If $1,800,000 has not been paid in Conversion Shares and/or cash pursuant to this Note by May 30, 2025 or if any one of the foregoing conversions are prevented by the Maker for any reason whatsoever, then, upon five Business Days’ notice to the Maker and the failure of the Maker to cure during such period, the amendments to this Note made as of November 22, 2024 shall terminate and the Note from February 28, 2023 shall again be in effect, with no tolling of the interest during the time when the Amended and Restated Note was in effect, subject to the reduction in the outstanding obligations under this Note effected by conversions, cash repayments, and/or Pro Rate Reductions.

If, prior to May 30, 2025, the VWAP of the Ordinary Shares during any 15-Trading Day period (the “Test Price”) is below the Minimum Price (the “Testing Mechanism”), then on the three-month anniversary of the final day of such period, the Minimum Price shall be adjusted to the price that is 40% below the Test Price, unless during such three-month period the VWAP of the Ordinary Shares during any subsequent period of 15 Trading Days equals or exceeds the original Minimum Price, at which point the Testing Mechanism shall restart. Notwithstanding the foregoing, in no event shall the conversion price be lower than $0.11.

1. Definitions.

(a)	Preamble and Recitals: The terms defined above are incorporated herein.

(b)	For purposes of this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

i)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

ii)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by applicable law to remain closed.

iii)	“Ordinary Shares” means the Company’s ordinary shares.

iv)	“Conversion Price” means $1.00.

v)	“Alternate Conversion Price” means, as of the date of conversion, ninety three percent (93%) of the lowest daily VWAP (as defined herein) of the Ordinary Shares during the five (5) consecutive Trading Day period ending on the Trading Day prior to delivery of the notice of conversion. “VWAP” shall mean the daily dollar volume-weighted average sale price for the Ordinary Shares on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCBB or the “pink sheets” by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Market Price (or other period utilizing VWAPs).

vi)	“Event of Default” shall have the meaning set forth in Section 5.

vii)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

viii)	“Fair Market Value” means, as of any date, the value of the shares of Ordinary Shares of Maker as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be mutually determined between Maker and Holder in good faith.

ix)	“Holder Optional Conversion Amount” shall have the meaning set forth in Section 8(a).

x)	“Maturity Date” means March 1, 2024 pursuant to the Original Agreement, and April 30, 2025 for the Amended and Restated Agreement.

xi)	“Maximum Rate” shall have the meaning set forth in Section 2.

xii)	“Note Obligations” means, as of the date of measurement, the Company’s obligation to pay the aggregate sum of (i) the outstanding unpaid Principal Amount of this Note; (ii) all accrued and unpaid interest thereon calculated in accordance with Section 2; and (iii) any other amounts payable hereunder with respect to this Note.

xiii)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

xiv)	“Prepayment Date” shall have the meaning set forth in Section 8(a).

xv)	“Prepayment Notice” shall have the meaning set forth in Section 8(a).

xvi)	“Principal Market” means the Nasdaq Global Market.

xvii)	“Securities” means this Note and, as applicable, the Ordinary Shares issuable upon conversion of the Note.

xviii)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

xix)	“Trading Day” means a day on which the Principal Market is open for trading.

2. Interest. Interest on the outstanding portion of the Principal Amount shall accrue at a rate equal to the lesser of six percent (6%) per annum and the maximum non-usurious interest rate permitted by applicable law (the “Maximum Rate”). Any overdue unpaid Principal Amount shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate equal to the lesser of eighteen percent (18%) per annum and the Maximum Rate. All computations of interest shall be made on the basis of a 365-day year for the actual number of days occurring in the period for which such interest is payable.

3. Payment. Unless otherwise earlier converted pursuant to Section 8, the Principal Amount plus all accrued but unpaid interest shall be due and payable to Holder on the Maturity Date.

4. Prepayment. Upon notice to Holder, Maker may prepay this Note in whole or in part, provided that any such prepayment will be applied first to the payment of costs and expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the Principal Amount of this Note.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Maker shall fail to pay when due any principal or interest payment on the due date hereunder or any other amount payable hereunder when due, whether at maturity or otherwise; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or

(d) Agreements. Maker shall fail to perform or observe in all material respects any of its covenants or agreements in this Note, the Settlement Agreement or the other documents entered into between Maker and Holder and such failure shall continue for five (5) days after Maker obtaining knowledge of such failure or receipt by Maker from Holder of a written notice of such failure; or

(e) Cross-Default. An event of default (or any other event which with the passage of time or the giving or notice or both would become an event of default) occurs under any other indebtedness of Maker; or

(f) Repudiation of Note. Maker shall provide at any time notice to the Payee, including by way of public announcement, of the Maker’s intention to not honor any provision of this Note (including requests for conversions of this Note in accordance with the terms hereof); or

(g) Corporate Authorization. Maker or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the actions described in any of the clauses above or takes any corporate or other action to authorize or otherwise for the purpose of effecting any such action; or

(h) Judgment. Any monetary judgment, writ or similar final process shall be entered or filed against the Maker or any of its subsidiaries or any of their assets and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty- five (45) calendar days; or

(i) Levy or Lien. The occurrence of any levy upon or seizure or attachment of or lien upon any asset of any Maker or any subsidiary thereof and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date; or

(j) Allegation of Fraud. Any allegation by any governmental or quasi-governmental authority of fraud, misconduct or other impropriety on the part of Maker; or

(k) Breach of Representations or Covenants. The Maker shall have breached any representation or warranty contained in this Note or shall fail to perform or observe any other material term, covenant or agreement contained herein on its part to be performed or observed.

6. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, all outstanding Note Obligations payable by Maker hereunder shall become immediately due and payable upon election of the Holder without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(b) and 5(c), immediately and without notice, all outstanding Note Obligations payable by Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by applicable law, either by suit in equity or by action at law, or both.

7. Installment Payments.

(a) Principal Installment Payments. Commencing on the Payment Commencement Date, the Maker shall pay to the Holder the Outstanding Principal Amount hereunder in the schedule below in 7(b). The Installment Payments shall, at the Maker’s option, be made in (i) cash, (ii) Shares at the alternate conversion price, or (iii) a combination of cash and Shares at the alternate conversion price; provided that the number of Repayment Shares shall be determined by dividing the Principal Amount plus accrued interest (if any) being paid in Common Shares by the Alternate Conversion Price; provided, however, that no portion of the Principal Amount may be paid in Alternate Conversion Price Shares unless such Shares (A) may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, or (B) are registered for resale under the 1933 Act; and (C) the Maker’s average dollar volume traded over the prior 20 trading days must be $500,000 and the alternate conversion price must be at least $0.40, which shall be appropriately and equitably adjusted for any stock dividend, stock split, stock combination or other similar transaction. The Company must provide advance written notice to the Holder of whether it will elect to pay an Installment Payment in cash, Alternate Conversion Price Shares or a combination thereof as follows: (i) with respect to the first Installment Payment, at least ten (10) Business Days before the Payment Date, and (ii) with respect to each Installment Payment thereafter, within five (5) Business Days of the prior Payment Date; provided, however, that if no such notice is provided within the timeframes set forth above, such Installment Payments shall be made in Alternative Conversion Price Shares.

(b) The Maker shall pay the holder The Principal Installment Amounts as set forth below:

i) 15% of the Original Outstanding Principal of the Note on June 1, 2023; and

ii) 7.73% of the Original Outstanding Principal of the Note on the first of every month thereafter until the Note and Accrued Interest is fully paid off.

(c) Ownership Cap. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive shares representing Equity Interests upon conversion of this Note to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group (as defined below) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. Any purported delivery of Equity Interests in connection with the conversion of this Note prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the 1934 Act that is outstanding at such time. If any delivery of Equity Interests owed to the Holder following conversion of this Note is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 7(c) apply, the determination of whether this Note is convertible and of which portion of this Note is convertible shall be the sole responsibility and in the sole determination of the Holder, and the submission of a notice of conversion shall be deemed to constitute the Holder’s determination that the issuance of the full number of Conversion Shares requested in the notice of conversion is permitted hereunder, and the Company shall be entitled to rely on the representations and other information set forth in any Conversion Notice and shall not have any obligation to verify or confirm the accuracy of such determination. For purposes of this Section 7(c), (i) the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof the Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act, then the Maximum Percentage shall automatically increase to 9.99% so long as the Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Holder Group ceasing to own in excess of 4.99% of such class of Equity Interests); and (ii) the term “Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the 1934 Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the 1934 Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, the Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Company’s most recent annual or quarterly reports filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Business Day of such request, confirm orally and in writing to the Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 7(c) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

8. Conversion.

(a) Holder’s Optional Conversion. At any time prior to the payment of the Obligations in full, Holder, in its sole discretion and upon no less than two (2) Business Days written notice to Maker, may elect to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that the Holder notifies in writing Maker of its intent to convert pursuant to this Section 8(a) (such Principal Amount and accrued interest, the “Holder Optional Conversion Amount”) converted into that number of shares of Ordinary Shares equal to the quotient of (a) the Holder Optional Conversion Amount divided by (b) the Conversion Price (the “Holder’s Conversion Rights”). Notwithstanding the foregoing, upon written notice by Holder of the intent to convert, Maker may instead elect to pay all of the Note Obligations in full.

(b) Irrevocable Letter. In ensure the Holder’s ability to exercise Holder’s Conversion Rights, the Maker shall deliver to the Holder simultaneously with the execution of this Note a duly executed Amended Irrevocable Transfer Agent Instruction Letter addressed to ASTT directing ASTT to issue the Holder that number of ordinary shares as called for based upon Holder’s exercise of Holder’s Conversion Rights to the full extent provide by this Note. Notwithstanding the text of such letter, no request for conversion by Holder shall exceed the Conversion Limitations, and any such excess shall be invalid. The Irrevocable Transfer Agent Instruction Letter shall be in the form attached hereto as Exhibit A, as amended.

(c) Surrender of Note. Promptly after a conversion of all amounts due under this Note pursuant to this Section 8, but in no event more than five (5) Business Days thereafter, Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Maker whereby the holder agrees to indemnify Maker from any loss incurred by it in connection with this Note arising out of any claims that the Original Note was not lost, stolen or destroyed); provided, however, that upon Maker’s issuance of all amounts and/or Ordinary Shares required under Section 8(a), and Section 8(e), as applicable, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 8(b).

(d) Reservation of Equity Securities. Maker covenants that all Ordinary Shares that shall be so issued shall be duly authorized, validly issued, fully paid, and non- assessable by Maker, not subject to any preemptive rights, and free from any taxes, liens, and charges with respect to the issue thereof. Maker has reserved for issuance from its duly authorized capital stock the maximum number of shares of Ordinary Shares issuable upon conversion of this Note. Maker shall take all such action as may be necessary to ensure that all such Ordinary Shares may be so issued without violation of any applicable law or regulation.

(e) Fractional Securities. No fractional shares of Ordinary Shares shall be issued upon conversion of this Note. In lieu of Maker issuing any fractional shares of Ordinary Shares to Holder upon the conversion of this Note, Maker shall round up to the nearest whole share.

(f) Issuance Taxes. The issuance of Ordinary Shares upon conversion of all or any portion of the outstanding Note Obligations in accordance with this Section 8 shall be made without charge to Holder for any issuance tax in respect thereof.

9. Representations and Warranties. The Maker hereby represents and warrants as of the date of this Note, as follows:

9.1 Existence. The Maker is a company organized, validly existing and in good standing under the laws of Israel.

9.2 Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

9.3 Authorization; Execution; and Delivery. The execution and delivery of this Note and the Security Agreement by the Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. The Maker has duly executed and delivered this Note and the Security Agreement.

9.4 Enforceability. Each of the Note and the Security Agreement is a valid, legal, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.5 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

9.6 No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Maker of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Maker’s organizational documents; (b) violate any law or order applicable to the Maker or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Maker may be bound.

10. Registration Rights. All shares of Ordinary Shares issuable upon a conversion pursuant to Section 8(a) shall have the benefit of registration rights on the terms set forth in the Registration Rights Agreement by and between Maker and Holder dated February 28, 2023, attached hereto as Exhibit B.

11. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent (other than by merger), unless such transfer complies with applicable securities laws. Any purported attempt by a Party to assign this Note or any of the rights, interests or obligations hereunder in violation of this Section 11 shall be null and void. For the avoidance of doubt, the Holder shall not in any event transfer this Note or any of the rights, interests or obligation hereunder to any party other than Dominion Capital LLC or Loeb & Loeb LLP without the Maker’s prior written consent.

12. Unsecured Obligation. This Note is an unsecured obligation of the Company.

13. Notices. All notices, summonses, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows:

(i) if to Maker, at the following address or email address (or at such other address or email address as Maker shall have furnished to Holder in writing)

HUB CYBER SECURITY LTD.

2 Kaplan Street

Tel Aviv, Israel

Attention: Noah Hershcoviz, CEO

Email: noah.hershcoviz@hubsecurity.io

with a copy (which will not constitute notice) to:

Goldfarb Gross Seligman & Co.

Azrieli Center, Round Tower, 39th Floor

Tel Aviv, Israel

Attention: Adam M. Klein

Email: adam.klein@goldfarb.com

(ii) if to Holder, at the following address or email address (or at such other address or email address as Holder shall have furnished to Maker in writing):

A.G.P./Alliance Global Partners

590 Madison Ave., 28th Floor

New York, NY 10022

Attention: Phillip Michals

Email: pm@allianceg.com

All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) when emailed (with receipt of appropriate confirmation); (iv) one Business Day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14. Miscellaneous.

(a) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(b) Severability. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then Maximum Rate, then that portion of the interest payment representing an amount in excess of the then Maximum Rate shall be deemed a payment of principal and, notwithstanding Section 4, be applied against the principal of this Note.

(d) Waivers. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e) Costs. Each of the Parties hereto shall pay its own fees, costs and expenses (including the fees of any attorneys, accountants or others engaged by such Party) in connection with this Note and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. If Maker shall default on the payment of any of the Note Obligations, Maker shall reimburse Holder on demand for its reasonable, documented out-of-pocket costs of collection, including reasonable attorney’s fees and disbursements.

(f) No Drafting Presumption. The language used in this Note shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g) Reservation of Rights. No failure on the part of Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Holder.

(h) CHOICE OF LAW. THIS NOTE AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION NEW YORK LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF, AVAILABLE REMEDIES AND APPLICABLE EVIDENTIARY PRIVILEGES.

(i) Exclusive Jurisdiction. The courts of the State of New York, in the County of New York shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Note.

(j) Amendments and Waivers. Any term of this Note may be amended, modified or waived upon the written consent of Maker and the Holder. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

(k) Counterparts. This Note be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Note shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows.]

 IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Agreement as of November 22, 2024.

HUB CYBER SECURITY LTD.

By:	/s/ Noah Hershcoviz		/s/ Lior Davidsohn
	Name:	Noah Hershcoviz	Lior Davidsohn
	Title:	CEO	Interim CFO

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Exhibit A

(as amended)

Amended Irrevocable Transfer Agent Instruction Letter

Exhibit B

Registration Rights Agreement